Exhibit 23.4

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS
13640 BRIARWICK DRIVE, SUITE 100 AUSTIN, TEXAS 78729-1707 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they are included and incorporated by reference in this Registration Statement on Form S-3 of Whiting Petroleum Corporation and the related prospectus that is a part thereof, including under the heading “Experts.” We hereby further consent to the incorporation by reference of information contained in our reports setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2014, 2013 and 2012.

Sincerely,

Cawley, Gillespie & Associates, Inc.

November 20, 2015